As filed with the Securities and Exchange Commission on June 15, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RADA ELECTRONIC INDUSTRIES LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
7 Giborei Israel Street
Netanya 4250407, Israel
Tel: (972)(9) 892-1111
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
Tel. (302) 738-6680
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	Sarit Molcho, Adv. S. Friedman & Co., Advocates Amot Investment Tower 2 Weizman Street Tel Aviv 6423902 Israel Tel: 972-3-6931931
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Aggregate Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares, NIS 0.015 par value per share (1)	5,299,655	$.60	$3,179,793	$320.21

(1)	All of the ordinary shares being registered hereby are offered for the account of a certain selling shareholder who acquired such shares in a private transaction approved by our shareholders.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional ordinary shares as may be issuable with respect to the shares being issued hereunder as a result of a stock split, stock dividend, capitalization or similar event.

(3)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the registrant’s ordinary shares reported as of June 14, 2016 on the Nasdaq Capital Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
 DATED JUNE 15, 2016
PROSPECTUS

RADA ELECTRONIC INDUSTRIES LTD.

5,299,655 Ordinary Shares
NIS 0.015 Per Share

This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus or its pledgees, donees, transferees, or other successors in interest of up to 5,299,655 ordinary shares of Rada Electronic Industries Ltd., or Rada. The selling shareholder acquired these shares from us pursuant to the terms of a purchase agreement dated April 14, 2016, or the Purchase Agreement, by and between our company and DBSI Investments Ltd., or the selling shareholder.  The closing of the transaction wherein the 5,299,655 shares were acquired occurred on May 18, 2016.

Our ordinary shares trade on the Nasdaq Capital Market under the symbol “RADA.” On June 14, 2016, the last reported sale price of our ordinary shares on the NASDAQ Stock Market was $0.58 per share. The Selling Shareholder may offer and sell any of the ordinary shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the Selling Shareholder, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ordinary shares by the Selling Shareholder. We do not know when or in what amount the Selling Shareholder may offer the ordinary shares for sale. The Selling Shareholder may sell any, all or none of the ordinary shares offered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Shareholder have authorized anyone else to provide you with different information. The ordinary shares offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 we filed with the Securities Exchange Commission, or the SEC.  The Selling Shareholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being offered by the selling shareholder and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the selling shareholder has not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

The selling shareholder may offer and sell the ordinary shares directly to purchasers, through agents selected by the selling shareholder, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of shares of common stock. See “Plan of Distribution.”

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “Rada,” “we,” “us” and “our” refer to Rada Electronic Industries Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are an Israel-based defense electronics contractor specializing in the development, manufacture, marketing and sales of military avionics systems for manned and unmanned aircraft, inertial navigation systems for air and land platforms and tactical land radars for force and border protection applications.  We develop, manufacture and sell defense electronics, including avionics solutions (including avionics for unmanned aerial vehicles, or UAVs), airborne data/video recording and management systems, inertial navigation systems and tactical land radars for defense forces and border protection systems.  In addition, we continue to sell and support our legacy commercial aviation products and services, mainly through our Chinese subsidiary, Beijing Hua Rui Aircraft Maintenance and Service, Co., Ltd., known as CACS.

We were incorporated under the laws of the State of Israel on December 8, 1970.  We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation.  Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 4250407, Israel, and our telephone number is +972-9-892-1111.  Our website address is www.rada.com.  The information on our website is not incorporated by reference into this prospectus.

THE OFFERING

Ordinary shares offered (by the selling shareholder)	5,299,655 shares
NASDAQ Capital Market symbol	“RADA”
Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby.
Ordinary shares outstanding as of June 14, 2016	32,920,241 shares
Risk factors
Prospective investors should carefully consider the Risk Factors beginning on Page 4 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk and uncertainty.  You should carefully consider the risks and uncertainties described below before investing in our ordinary shares.  Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks.  In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of operating losses and may not be able to sustain profitability in the future.  To the extent that we continue to incur operating losses, we may not have sufficient working capital to fund our operations in the future.

We incurred operating losses in the years ended December 31, 2011, 2012, 2013 and 2015 and may not be able to achieve or sustain profitable operations in the future or generate positive cash flows from operations.  As of December 31, 2015, our accumulated deficit was $74 million and we had cash, cash equivalents and short-term bank deposits of $1.7 million, compared to $1.8 million as of December 31, 2014.  Based on our current operations, we believe our existing funds will be sufficient to fund operations into the fourth quarter of 2017.  To the extent that we incur operating losses in the future or are unable to generate free cash flows from our business, we may not have sufficient working capital to fund our operations and will be required to obtain additional financing.  Such financing may not be available, or, if available, may not be on terms satisfactory to us.  If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

We will need to raise additional capital in the future, which may substantially dilute the holdings of our shareholders.

As a consequence of our need to invest in research and development, Mr. Howard Yeung, our then controlling shareholder and one of our directors provided us with loans of approximately $10.1 million (including accrued interest and withholding taxes)  as of June 30, 2015. In order to repay the loans, we completed a public offering of 6,910,569 ordinary shares, offered at a price to the public of $1.23 per share on July 30, 2015. We received gross proceeds of $8,500,000 before deducting underwriting discounts and commissions and other offering expenses issuance costs.  The total amount that remained payable under the loans (including accrued interest and withholding taxes) from an affiliate of Mr. Yeung and one of our former directors, was $3.2 million at December 31, 2015. Such loans are  secured by second degree liens over all of our properties.  We did not timely and fully repay the principal and interest due on a portion of such loans and therefore such loans are subject to acceleration upon demand.  However, we reached a series of standstill agreements, or the Standstill Agreement, according to which, except under extraordinary circumstances, Mr. Yeung and his affiliate may not take any action to accelerate the loans until August 31, 2016.

In order to obtain working capital for our operations and to repay the remaining debt subject to the Standstill Agreement, we entered into an investment transaction on May 18, 2016, with a new investor, DBSI Investments Ltd., or DBSI, according to which we sold 17,021,276 ordinary shares to DBSI  for $4 million, reflecting a price per each share of $0.235. We also issued to DBSI, without additional consideration, warrants to purchase 8,510,638 additional ordinary shares at an exercise price per share of $0.235 (or $2 million in the aggregate) exercisable for a period of 24 months; and warrants to purchase an additional 7,272,727 ordinary shares at an exercise price per share of $0.275 (or $2 million in the aggregate) exercisable for a period of 48 months. The terms of the transaction were approved by our shareholders at an extraordinary general meeting of shareholders on May 15, 2016.

In addition, as part of the investment transaction, DBSI granted our company an option, exercisable in our discretion, to obtain a loan from them in the principal amount of up to $3,175,000, which may be used solely for the purpose of the repayment of the outstanding convertible loan and accrued interest due on August 31, 2016.

Competition in the market for defense electronics is intense.  Our products may not achieve market acceptance which could adversely affect our business, financial condition and results of operations.

The market for our products is highly competitive and we may not be able to compete effectively in our market.  Our principal competitors in the defense electronics market include Elbit Systems Ltd., United Technologies Aerospace Systems, Honeywell International Inc., Israel Aerospace Industries Ltd., or IAI, Northrop Grumman Corporation, Sagem Avionics LLC, Thales Group, Zodiac Aerospace Group and SRC Inc.  We expect to continue to face competition from these and other competitors.  Most of our competitors are larger and have substantially greater resources than us, including financial, technological, marketing and distribution capabilities, and enjoy greater market recognition than we do.  These competitors are able to achieve greater economies of scale and may be less vulnerable to price competition than us.  We may not be able to offer our products as part of integrated systems to the same extent as our competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of our competitors.  Failure to do so could adversely affect our business, financial condition and results of operations.

Our new directors may change our current long-range plan

On May 18, 2016, the composition of our board of directors changed significantly, as a result of the appointment of four representatives of DBSI, consisting of Yossi Ben-Shalom, Nir Cohen, Kineret Ya`ari and Israel Livnat, as agreed upon as part of DBSI’s investment transaction in our company. The new board of directors may make material changes to our business, operations and long-range plans. It is impossible to predict what these changes will be and the impact they will have on our future results of operations.

We may not be able to implement our growth strategy which could adversely affect our business, financial condition and results of operations.

In line with our growth strategy, we entered into a number of strategic relationships with Embraer S.A., or Embraer, Hindustan Aeronautics Ltd., or HAL, IAI, Lockheed Martin Corporation, or Lockheed Martin, Boeing Defense, Space & Security, or Boeing, Rafael Advanced Defense Systems Ltd., or Rafael, Israel Military Industries Ltd., or IMI, and DRS Technologies, or DRS, to increase our penetration into the defense electronics market.  We are currently investing and intend to continue to invest significant resources to develop these relationships and additional new relationships.  Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

Our growth is dependent in part on the development of new products, based on internal research and development.  We may not accurately identify market needs before we invest in the development of a new product.  In addition, we might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market and competing products may emerge during the development and certification process.

While we have met with initial success in the introduction of our advanced ground radars for tactical applications such as defense forces protection and border protection, there can be no assurance that we will succeed in obtaining general market acceptance or that we will ever recover our investment in this new product family.

We have developed two radar hardware platforms for use in combat vehicles and short-range protection applications and in defense forces and border protection applications. In December 2014, we announced the first significant order for this product family, a $4.5 million order from the Israel Ministry of Defense. To date, we have not received any large orders from other customers, other than a recently announced $2 million military order from a country in Asia. During March 2015, we announced that we entered into a contract with Lockheed Martin, which selected our multi-mission hemispheric radar product to support internally funded high energy laser weapon system prototype testing, and that we had entered into an agreement with DRS Technologies, under which they agreed to sell, produce, and support, our tactical radars as part of its tactical radar portfolio. We have not yet received any orders from DRS Technologies with respect to the sale of our radars to third parties and there can be no assurance that we will ever receive any such orders.

Reductions in defense budgets worldwide may cause a reduction in our revenues, which would adversely affect our business, operating results and financial condition.

The vast majority of our revenues are derived from the sale of products with military applications.  These revenues totaled approximately $14.1 million, or 95% of our revenues, in 2015, $21.6 million, or 96% of our revenues, in 2014 and $20.3 million, or 93% of our revenues, in 2013.  The defense budgets of a number of countries may be reduced in the future.  Declines in defense budgets may result in reduced demand for our products and manufacturing services.  This would result in reduction in our core business' revenues and adversely affect our business, results of operations and financial condition.

Unfavorable national and global economic conditions could have a material adverse effect on our business, operating results and financial condition.

During periods of slowing economic activity our customers may reduce their demand for our products and technology, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. Economies throughout the world currently face a number of challenges, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. Notwithstanding the improving economic conditions in some of our markets, many companies are still cutting back expenditures or delaying plans to add additional personnel or systems. Any further worsening of the global economic condition could result in longer sales cycles, slower adoption of new technologies and increased price competition for our products and services. We could also be exposed to credit risk and payment delinquencies on our accounts receivable, which are not covered by collateral.  Any of these events would likely harm our business, operating results and financial condition.

Sales of our products are subject to governmental procurement procedures and practices; termination, reduction or modification of contracts with our customers or a substantial decrease in our customers' budgets may adversely affect our business, operating results and financial condition.

Our products are primarily sold to governmental agencies, governmental authorities and government-owned companies, many of which have complex and time consuming procurement procedures.  A substantial period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer.  In addition, our sales to governmental agencies, authorities and companies are directly affected by these customers’ budgetary constraints and the priority given in their budgets to the procurement of our products.  A decrease in governmental funding for our customers’ budgets would adversely affect our results of operations.  This risk is heightened during periods of global economic slowdown.  Accordingly, governmental purchases of our systems, products and services may decline in the future as the governmental purchasing agencies may terminate, reduce or modify contracts or subcontracts if:

•	their requirements or budgetary constraints change;

•	they cancel multi-year contracts and related orders if funds become unavailable;

•	they shift spending priorities into other areas or for other products; or

•	they adjust contract costs and fees on the basis of audits.

Any such event may have a material adverse effect on us.

Further, our business with the State of Israel and other governmental entities is, in general, subject to delays in funding and performance of contracts and the termination for convenience (among other reasons) of contracts or subcontracts with governmental entities.  The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

If we do not receive the governmental approvals necessary for the export of our products, our revenues may decrease.  Similarly, if our suppliers and partners do not receive government approvals necessary to export their products or designs to us, our revenues may decrease and we may fail to implement our growth strategy.

Israel's defense export policy regulates the sale of our systems and products.  Current Israeli policy encourages export to approved customers of defense systems and products, such as ours, as long as the export is consistent with Israeli government policy.  A license is required to initiate marketing activities.  We are also required to obtain a specific export license for any hardware exported from Israel.  We may not be able to receive all the required permits and licenses for which we may apply in the future.  If we do not receive the required permits for which we apply, our revenues may decrease.

We are subject to laws regulating export of “dual use” items (items that are typically sold in the commercial market, but that also may be used in the defense market) and defense export control legislation.  Additionally, our participation in governmental procurement processes in Israel and other countries is subject to specific regulations governing the conduct of the process of procuring defense contracts.  Furthermore, solicitations for procurements by governmental purchasing agencies in Israel and other countries are governed by laws, regulations and procedures relating to procurement integrity, including avoiding conflicts of interest and corruption in the procurement process.  We may not be able to respond quickly and effectively to changing laws and regulations and any failure to comply with such laws and regulations may subject us to significant liability and penalties.

We depend on sales to key customers and the loss of one or more of our key customers would result in a loss of a significant amount of our revenues, which would adversely affect our business, financial condition and results of operations.

A significant portion of our revenues is derived from a small number of customers. During the years ended December 31, 2015 and 2014, 51% and 61% of our revenues, respectively, were attributable to four customers. We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers.  No assurances can be given that our customers will continue to purchase our products that we will be successful in any bid for new contracts to provide such products, or that if we are granted subsequent orders that such orders would be of a scope comparable to the sales that we have experienced to date. If our principal customers do not continue to purchase products from us at current levels or if we do not retain such customers and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, cash flows, financial condition and results of operations.

We depend on a limited number of suppliers of components for our products and if we are unable to obtain these components when needed, we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacturing of our products from a limited number of suppliers and subcontractors, most of whom are located in Israel and the United States.  Certain of these suppliers are currently the sole source of one or more components upon which we are dependent.  Suppliers of some of the components for manufacturing require us to place orders with significant lead-time to assure supply in accordance with our manufacturing requirements.  Inadequacy of operating funds may cause us to delay the placement of such orders and may result in delays in supply.  Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations.  In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms.  Temporary disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which may have an adverse effect on our financial results.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The defense electronics market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards.  Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products.  We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements.  In addition, we may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degrees of market acceptance.  If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

We enter into fixed-price contracts that could subject us to losses in the event we fail to properly estimate our costs.

We enter into firm fixed-price contracts. If our initial cost estimates are incorrect, we can lose money on these contracts. Because many of these contracts involve new technologies, unforeseen events, such as technological difficulties and other cost overruns, can result in the contract pricing becoming less favorable or even unprofitable to us and have an adverse impact on our financial results.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access.  The potential liabilities associated with these events could exceed the insurance coverage we maintain.  Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market.  In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation.  To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

We are subject to risks associated with international operations; we generate a significant portion of our sales from customers located in countries that may be adversely affected by political or economic instability and corruption.

We are a global aviation and defense company with worldwide operations. Although 65% of our sales are in Israel and North America, we expect to derive an increasing portion of our sales and future growth from other regions such as Latin America, India and Central and Eastern Europe, which may be more susceptible to political or economic instability. In addition, in many less-developed markets, we rely heavily on third-party distributors and other agents for the marketing and distribution of our products and capabilities. Many of these distributors do not have internal compliance resources comparable to ours. Business activities in many of these markets have historically been more susceptible to corruption. If our efforts to screen third-party agents and detect cases of potential misconduct fail, we could be held responsible for the noncompliance of these third parties under applicable laws and regulations, which may adversely affect our reputation and our business, financial condition or results of operations.

Exports accounted for 59% of our sales in 2015, 78% of our sales in 2014 and 81% of our sales in 2013.  Our reliance on export sales subjects us to many risks inherent in engaging in international business, including:

•	Limitations and disruptions resulting from the imposition of government controls;

•	Changes in regulatory requirements;

•	Export license requirements;

•	Economic or political instability;

•	Trade restrictions;

•	Changes in tariffs;

•	Currency fluctuations;

•	Longer receivable collection periods and greater difficulty in accounts receivable collection;

•	Greater difficulty in safeguarding intellectual property;

•	Difficulties in managing overseas subsidiaries and international operations; and

•	Potential adverse tax consequences.

We may not be able to sustain or increase revenues from international operations and may encounter significant difficulties in connection with the sale of our products in international markets.  Any of those events may adversely affect our business, operating results and financial condition.

In addition, as a company registered with the SEC, we are subject to the regulations imposed by the Foreign Corrupt Practices Act, or FCPA, which generally prohibits registrants and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business or obtaining an improper business benefit. We have adopted proactive procedures to promote compliance with the FCPA, but we may be held liable for actions taken by our strategic or local partners or agents even though these partners or agents may not themselves are subject to the FCPA. Any determination that we have violated the FCPA could materially and adversely affect our business, results of operations, and cash flows.

Currency exchange rate fluctuations in the world markets in which we conduct business could have a material adverse effect on our business, results of operations and financial condition.

Most of our revenues are in dollars or are linked to the dollar, while a portion of our expenses, principally salaries and related personnel expenses, are incurred in other currencies, particularly in NIS.  Therefore, our costs in such other currencies, as expressed in dollars, are influenced by the exchange rate between the dollar and the relevant currency.  We are also exposed to the risk that the rate of inflation in Israel will exceed the rate of depreciation of the NIS in relation to the dollar or that the timing of this depreciation lags behind inflation in Israel.  This would have the effect of increasing the dollar cost of our operations.  In the past, the NIS exchange rate with the dollar and other foreign currencies has fluctuated, generally reflecting inflation rate differentials.  We cannot predict any future trends in the rate of inflation in Israel or the rate of depreciation or appreciation of the NIS against the dollar.  If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. We engage in currency hedging transactions intended to partly reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.  However, such transactions may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.

We are dependent on our senior management and key personnel, and the loss of any key member of our management team could adversely affect our business.

Our future success depends in large part on the continued services of our senior management and key personnel.  Any loss of the services of members of senior management or other key personnel could negatively affect our business.

Claims that our products infringe upon the intellectual property of third parties may require us to incur significant costs, enter into licensing agreements or license substitute technology.

Third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend against the claim.  Moreover, a successful claim of product infringement against us or a settlement could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology.  We might not be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all.  We also may not be able to be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering the product.  Infringement claims asserted against us could have a material adverse effect on our business, operating results and financial condition.

Regulations that impose disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in our products will result in additional cost and expense and could result in other significant adverse effects.

Rules adopted by the SEC implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act impose diligence and disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in our products. Compliance with these rules may result in additional cost and expense, including for due diligence to determine and verify the sources of any conflict minerals used in our products, in addition to the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities. These rules may also affect the sourcing and availability of minerals used in the manufacture of our products to the extent that there may be only a limited number of suppliers offering “conflict free” metals that can be used in our products. There can be no assurance that we will be able to obtain such metals in sufficient quantities or at competitive prices. Also, since our supply chain is complex, we may face reputational challenges with our customers, shareholders and other stakeholders if we are unable to sufficiently verify the origins of the metals used in our products. We may also encounter customers who require that all of the components of our products be certified as conflict free. If we are not able to meet customer requirements, such customers may choose to disqualify us as a supplier, which could impact our sales and the value of portions of our inventory.

We may fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our ordinary shares.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, which started in connection with our 2007 Annual Report on Form 20-F, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting.  Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risk Factors Related to Our Ordinary Shares

Because one of our shareholders, DBSI, owns a majority of our outstanding shares, investors will not be able to affect the outcome of shareholder votes.

As of May 15, 2016, Mr. Howard Yeung and an affiliate beneficially owned 3,572,019 of our outstanding ordinary shares and 9,169,213 ordinary shares were issuable upon the conversion of a loan provided by an affiliate of Mr. Yeung. Mr. Yeung owned approximately 22% of our outstanding shares as of May 15, 2016.  Mr. Yeung and his affiliate agreed to waive the right to exercise the conversion feature of the loan on May 18, 2016. Following the investment by DBSI, which was approved by our shareholders on May 15, 2016 and closed on May 18, 2016, DBSI currently owns 17,021,276 of our ordinary shares, or approximately 52% of our outstanding shares.  We also issued to DBSI, without additional consideration, warrants to purchase 8,510,638 additional ordinary shares at an exercise price per share of $0.235 (or $2 million in the aggregate) exercisable for a period of 24 months; and warrants to purchase an additional 7,272,727 ordinary shares at an exercise price per share of $0.275 (or $2 million in the aggregate) exercisable for a period of 48 months.

In addition, as part of the investment transaction, DBSI granted our company an option, exercisable in our discretion, to obtain a loan from them in the principal amount of up to $3,175,000, which may be used solely for the purpose of the repayment of the outstanding convertible loan and accrued interest due on August 31, 2016.

For as long as DBSI, or any shareholder, has a controlling interest in our company, it will have the ability to exercise a controlling influence over our business and affairs, including any determinations with respect to potential mergers or other business combinations involving us, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional ordinary shares or other equity securities, our repurchase or redemption of ordinary shares and our payment of dividends. Similarly, as long as DBSI has a controlling interest in our company, it will have the power to determine or significantly influence the outcome of matters submitted to a vote of our shareholders, including the power to elect all of the members of our board of directors (except external directors, within the meaning of Israeli law), or prevent an acquisition or any other change in control of us.  Because the interests of our controlling shareholders may differ from the interests of our other shareholders, actions taken by it with respect to us may not be favorable to our other shareholders.

If we fail to maintain compliance with NASDAQ’s continued listing requirements, our shares may be delisted from the NASDAQ Capital Market.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “RADA.”  To continue to be listed on the NASDAQ Capital Market, we need to satisfy a number of conditions, including minimum shareholders’ equity of at least $2.5 million and a minimum closing bid price per share of $1.00 for 30 consecutive business days.  On October 1, 2015 Rada received notification from NASDAQ that we had not maintained a minimum bid price of US$1.00 per share for 30 consecutive business days (Listing Rule 5550(a) (2)). We were given 180 calendar days, or until March 29, 2016, to regain compliance. On March 30, 2016, we received notification from NASDAQ that we are eligible for an additional 180 calendar days to regain compliance. We were granted the extension because we met the continued listing requirements for the market value of publicly held shares and all other initial listing standards for NASDAQ Capital Market (rule 5505 – Capital Market criteria), except for the bid price requirement and because we have provided written notice of our intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. To regain compliance, our shares must close at US$1.00 per share or more for a minimum of ten (10) consecutive business days. If we are not deemed in compliance before the expiration of the additional 180 day compliance period, we may be delisted from NASDAQ, and trading in our ordinary shares would be conducted on a market where an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our ordinary shares.

Our share price has been volatile in the past and may decline in the future.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	Quarterly variations in our operating results;

•	Operating results that vary from the expectations of securities analysts and investors;

•	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	Announcements of technological innovations or new products by us or our competitors;

•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Changes in the status of our intellectual property rights;

•	Announcements by third parties of significant claims or proceedings against us;

•	Additions or departures of key personnel;

•	Future sales of our ordinary shares;

•	Delisting of our shares from the NASDAQ Capital Market; and

•	Stock market price and volume fluctuations.

Domestic and international stock markets often experience extreme price and volume fluctuations.  Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and divert management's attention and resources both of which could have a material adverse effect on our business and results of operations.

Substantial future sales of our ordinary shares by our principal shareholder may depress our share price.

If our principal shareholder, DBSI, sells substantial amounts of its ordinary shares, including shares registered under effective registration statements and shares issuable upon the exercise of outstanding warrants or upon the conversion of convertible notes, or if the perception exists that our principal shareholder may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall.  Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time and on terms we deem appropriate.

We do not intend to pay dividends.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

For U.S. federal income tax purposes, we will generally be classified as a PFIC for any taxable year in which either: (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average quarterly value of our assets for the taxable year produce or are held for the production of passive income.  Based on certain estimates of our gross income and gross assets and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2016. There can be no assurance that we will not be considered a PFIC for any future taxable year. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares and such U.S. holders could suffer adverse U.S. tax consequences.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.  U.S. residents should carefully read Item 10E. “Additional Information - Taxation - United States Federal Income Tax Consequences” of our Annual Report on Form 20-F for the year ended December 31, 2015, or the 2015 Form 20-F, for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares.

Risks Relating to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of, and our principal executive offices and manufacturing and research and development facilities are located in, the State of Israel.  As a result, political, economic and military conditions affecting Israel directly influence us.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2015.  Also, since 2011, riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations.  In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in neighboring areas to Israel, such as Hamas in Gaza and Hezbollah in Lebanon. Following extensive missiles' attacks on its southern border and against Israeli population centers in July 2014, Israel has invaded the Gaza strip in order to destroy Hamas's military organization as well as its missiles' and tunnels' capabilities. On July 21, 2014, all U.S. airlines and most major airlines of other nationalities suspended their flights to Israel’s Ben-Gurion International Airport for several days after a missile landed approximately 1.5 km away. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, we could be adversely affected by the interruption or reduction of trade between Israel and its trading partners.  Some countries, companies and organizations continue to participate in a boycott of Israeli companies and others doing business with Israel or with Israeli companies.  As a result, we are precluded from marketing our products to these countries, companies and organizations.  Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for our activities.  Also, over the past several years there have been calls in Europe and elsewhere to reduce trade with Israel.  Restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

Many of our employees in Israel are obligated to perform annual military reserve duty and are subject to being called for active duty under emergency circumstances.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with most of our employees, many of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a specified period following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Israeli Patent Law, inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the C&R Committee, a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the U.S., may be difficult to obtain within the U.S.  Furthermore, since substantially most our assets, our directors and officers and the Israeli experts named in this prospectus are located outside the U.S., any judgment obtained in the U.S. against us or these individuals or entities may not be collectible within the U.S.

There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, in original actions instituted in Israel.  However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from those of a typical U.S. corporation.

We are incorporated under Israeli law and the rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.  In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.  Israeli law provides that these duties are applicable to shareholder votes at the general meeting with respect to, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and actions and transactions involving interests of officers, directors or other interested parties which require the shareholders’ approval.  In addition, a controlling shareholder of an Israeli company or a shareholder who knows that he or she possesses the power to determine the outcome of a vote at a meeting of our shareholders, or who has, by virtue of the company’s articles of association, the power to appoint or prevent the appointment of an office holder in the company, or any other power with respect to the company, has a duty of fairness toward the company.  However, Israeli law does not define the substance of this duty of fairness.  There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Israeli government programs and tax benefits may be terminated or reduced in the future.

We participate from time to time in programs of the Office of the Chief Scientist in the Ministry of Economy, or OCS, for which we receive funding for the development of technologies and products. The benefits available under these programs depend on meeting specified conditions. For more information about these programs see Item 5 “Operating and Financial Review and Prospects – Research & Development – Chief Scientist (OCS)” of the 2015 Form 20-F. If we fail to comply with these conditions, we may be required to pay additional penalties, make refunds and may be denied future benefits. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under these programs, and therefore these benefits may not be available to us in the future at their current levels or at all.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Stock Market Listing Rules.  Among other things, as a foreign private issuer we may follow home country practice with regard to the composition of the board of directors, director nomination procedure, and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Stock Market Listing Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the actual capitalization of our company at December 31, 2015 after giving effect to the increase in our authorized share capital effected on May 18, 2016, and as adjusted to give effect to the sale of 17,021,276 of our ordinary shares to the selling shareholder on May 18, 2016 for $4 million.

	As of December 31, 2015
	Actual	As Adjusted
	(in thousands, EXCEPT SHArE AND PER SHARE DATA)
Cash and Cash Equivalents and Restricted Cash	$2,363	$6,158
Short-term bank credit and convertible loans from shareholders	4,050	4,050

SHAREHOLDERS’ EQUITY
Rada Electronic Industries Ltd. shareholders’ equity:	146	213
Share capital
Ordinary shares of NIS 0.015 par value
Authorized: 30,000,000 shares at December 31, 2015 and 75,000,000 shares as of May 15, 2016; Issued and outstanding: 15,898,965 shares at December 31, 2015 and 32,920,241 as of May 18, 2016.
Additional paid in capital	82,427	86,155
Accumulated other comprehensive income	387	387
Accumulated deficit	(74,453)	(74,453)
Total Rada Electronic Industries Ltd. shareholders’ equity	8,507	12,302

Non-controlling interest	552	552

Total equity	9,059	12,854

Total capitalization	$9,059	$12,854

USE OF PROCEEDS

All of the proceeds from the sale of any ordinary shares offered under this prospectus are for the account of the selling shareholder.  Accordingly, we will not receive any proceeds from the sales of these securities.  We have agreed to bear all the expenses relating to the registration of the securities registered pursuant to this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

MARKET FOR OUR ORDINARY SHARES

The table below sets forth the high and low sales prices of our ordinary shares, as reported by the NASDAQ Capital Market during the indicated periods.

Period	High	Low
Last six calendar months
December 2015	$0.50	$0.35
January 2016	0.37	0.28
February 2016	0.37	0.29
March 2016	0.46	0.36
April 2016	0.45	0.36
May 2016	0.42	0.37
June 2016 (through June 14, 2016)	0.89	0.40

Financial quarters during the past two years
First Quarter 2016	0.46	0.28
Fourth Quarter 2015	0.79	0.35
Third Quarter 2015	2.17	0.70
Second Quarter 2015	2.82	1.81
First Quarter 2015	3.25	1.55
Fourth Quarter 2014	3.86	1.80
Third Quarter 2014	6.29	1.31
Second Quarter 2014	1.73	1.30
First Quarter 2014	1.80	1.26

Five most recent full financial years
2015	2.90	0.35
2014	6.29	1.26
2013	2.26	0.96
2012	2.37	0.95
2011	4.48	1.55

SELLING SHAREHOLDER

Beneficial Ownership and Other Information

We are registering the resale of 5,299,655 of our ordinary shares, which are owned by DBSI, the Selling Shareholder, pursuant to a registration rights agreement we entered into with it in connection with a financing that was consummated on May 18, 2016.  DBSI is a private equity firm specializing in investments in buyouts, PIPES, middle market, mature, and turnaround stages. The ordinary shares covered by this prospectus are part of the 17,021,276 ordinary shares that were issued  in that financing.

The term “Selling Shareholder” includes (i) the entity identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the ordinary shares covered by this prospectus after the date of this prospectus from the named Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Except as described herein or in the documents incorporated by reference herein, we have not had any material relationship with the Selling Shareholder. Except as set forth in the table, other than the ordinary shares covered by this prospectus and offered hereby, the Selling Shareholder does not beneficially own any of our ordinary shares or other securities and will not beneficially own any such securities after completion of the offering. Our registration of the resale of the securities covered by this prospectus does not necessarily mean that the Selling Shareholder will sell any or all of the securities.

The information in the table below is based upon information provided by the Selling Shareholder. The Selling Shareholder has represented to us that it did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

Names and Addresses	Ordinary Shares Beneficially Owned Prior to Offering(2)(3) / Percentage of Class	Ordinary Shares Being Offered	Ordinary Shares Beneficially Owned Upon Completion of Offering (2)(3)(4) / Percentage of Class (4)
DBSI Investments Ltd. (1) 85 Medinat Hayehudim St., Herzliya, Israel	32,804,641(5) shares/67.4%	5,299,655	27,574,986 shares /56.5%

(1)
Mr. Yossi Ben Shalom and Mr. Barak Dotan, by virtue of their relationship with and indirect interests in DBSI may be deemed to control DBSI and consequently share the beneficial ownership of the 32,804,641 Ordinary Shares of the Company beneficially owned by DBSI, including the right to jointly direct the voting of, and disposition of, such shares. Mr. Barak Dotan holds his shares of DBSI through his control of B.R.Y.N. Investments Ltd., or BRYN. Mr. Barak Dotan controls BRYN pursuant to the terms of a power of attorney granted to him by Mr. Boaz Dotan and Mrs. Varda Dotan (collectively referred to as the Dotans). Pursuant to the power of attorney, Barak Dotan is entitled to take all actions to which the Dotans would be entitled by virtue of their shareholdings in BRYN, with the exception of the disposition of such shares. According to the terms of the power of attorney, the Dotans are required to give notice of not less than 90 days to (i) revoke the power of attorney, thereby acquiring the ability to vote the shares of BRYN; and (ii) dispose of the shares of BRYN. Mr. Yossi Ben Shalom holds his shares of DBSI through his control of White Condor Holdings Ltd. and Pulpit Rock Investments Ltd..

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Ordinary shares relating to options and warrants currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  The entity named in the table above has sole voting and investment power with respect to all shares shown as beneficially owned by it.

(3) (4)	Based on ordinary shares outstanding or issuable as of the date of this prospectus. Assuming all shares being registered for resale hereunder are sold.
(5)
Consists of 17,021,276 ordinary shares and an additional 15,783,366 ordinary shares that are issuable upon the exercise of warrants that are currently exercisable, that are, in each case, held by DBSI.

PLAN OF DISTRIBUTION

The selling shareholder may offer and sell, from time to time, some or all of the ordinary shares covered by this prospectus. As used herein, “selling shareholder” include donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. We have registered the ordinary shares covered by this prospectus for offer and sale so that those ordinary shares may be freely sold to the public by the Selling Shareholder. Registration of the ordinary shares covered by this prospectus does not mean, however, that those ordinary shares necessarily will be offered or sold.

We will not receive any proceeds from any sale by the selling shareholder of the securities. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including any brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby pursuant to the terms of a registration rights agreement we entered into with the selling shareholder, DBSI.

Sales of the securities offered hereby may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ Capital Market at prevailing market prices,” in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the ordinary shares by a broker-dealer as principal and resales of the ordinary shares by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the ordinary shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the ordinary shares covered by this prospectus.

Upon our being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

●	the name of the participating broker-dealer(s);

●	the number of ordinary shares involved;

●	the initial price at which such ordinary shares were sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

●	other facts material to the transaction.
The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Shareholder. The Selling Shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

DESCRIPTION OF SHARE CAPITAL

Our registered share capital consists of a single class of ordinary shares, par value NIS 0.015 per share. As of the date hereof, our authorized share capital consisted of 75,000,000 ordinary shares, and there were 32,920,241 of our ordinary shares issued and outstanding.

All our issued and outstanding ordinary shares are fully paid and non-assessable and are issued in registered form. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our memorandum of association and articles of association, as amended, each of which are on file with the SEC. See “Where You Can Find More Information.”

Purposes and Objects of the Company

We are registered with the Israeli Companies Registry and have been assigned company number 52-003532-0.  Section 2 of our memorandum of association provides that we were established for the purpose of engaging in the business of providing services of planning, development, consultation and instruction in the electronics field.  In addition, the purpose of our company is to perform various corporate activities permissible under Israeli law.

On February 1, 2000, the Israeli Companies Law, 5759-1999, or the Companies Law, came into effect and superseded most of the provisions of the Israeli Companies Ordinance (New Version), 5743-1983, except for certain provisions which relate to liens, bankruptcy, dissolution and liquidation of companies.  Under the Israeli Companies Law, as recently amended, various provisions, some of which are detailed below, overrule the current provisions of our articles of association.

The Powers of the Directors

Under the provisions of the Companies Law, and our articles of association, a director cannot participate in a meeting nor vote on a proposal, arrangement or contract in which he or she is materially interested.  In addition, our directors cannot vote compensation to themselves or any members of their body without the approval of our compensation committee and our shareholders at a general meeting.  The authority of our directors to enter into borrowing arrangements on our behalf is not limited, except in the same manner as any other transaction by us.

Under our articles of association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors.

Rights Attached to Shares

Our authorized share capital consists of  75,000,000 ordinary shares of a nominal value of NIS 0.015 each.  All outstanding ordinary shares are validly issued, fully paid and non-assessable.  The rights attached to the ordinary shares are as follows:

Dividend rights.  Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared.  The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law.  Our articles of association provide that the declaration of a dividend requires approval by an ordinary resolution of the shareholders, which may decrease but not increase the amount proposed by the board of directors.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the matter.  Under our articles of association, a special resolution, such as amending our memorandum of association or articles of association, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our articles of association, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting on the matter.

Pursuant to our articles, adopted by our shareholders on May 15, 2016 and effective as of May 18, 2016, the directors, except for the external directors, shall be elected at the Annual General Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors, and each director shall generally serve until the Annual General Meeting next following the Annual General Meeting at which such director was appointed, or his earlier vacation of office or removal pursuant to articles. Except with respect to the removal of external directors, the shareholders shall be entitled to remove any director(s) from office, by a simple majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon.  All of the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office.

Rights to share in the company's profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by the company.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Changing Rights Attached to Shares

According to the our articles, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a  simple majority of the voting power participating in such meeting.

Annual and Special General Meetings

The board of directors must convene an annual meeting of shareholders at least once every calendar year, within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as “special general meetings.”  In addition, the board of directors must convene a special general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

Quorum

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two shareholders present in person or by proxy.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repairable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

TAXATION

The following is a discussion of Israeli and United States tax consequences material to us and our shareholders.  To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, the views expressed in the discussion might not be accepted by the tax authorities in question.  The discussion is not intended, and should not be construed, as legal or professional tax advice and does not exhaust all possible tax considerations.

Holders of our ordinary shares should consult their own tax advisors as to the United States, Israeli or other tax consequences of the purchase, ownership and disposition of ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

Israeli Tax Considerations

The following is a summary of the current tax structure applicable to companies in Israel, with special reference to its effect on us.  The following also contains a discussion of the material Israeli tax consequences to purchasers of our ordinary shares and Israeli government programs benefiting us.  This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Since some parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion.

General Corporate Tax Rate

The Israeli corporate tax rate was 25% in 2012, 25% in 2013 and 26.5% in 2014 and 2015.  Effective January 1, 2016, the corporate tax rate was reduced to 25% in 2016 and thereafter.  In view of this decrease in the corporate tax rate to 25% in 2016, the real capital gains tax rate and the real betterment tax rate were also decreased accordingly.  Capital gains derived after January 1, 2003 (the gains derived from the sale of listed securities that are taxed at the prevailing corporate tax rates) are subject to tax at a rate of 26.5%, and 25% in 2016 and onwards.

Law for the Encouragement of Industry (Taxes), 1969

The Law for the Encouragement of Industry (Taxes), 1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies. We believe that we currently qualify as an "Industrial Company" within the meaning of the Industry Encouragement Law.  The Industry Encouragement Law defines "Industrial Company" as a company resident in Israel, of which 90% or more of its income (determined in Israeli currency) in any tax year, with some exceptions, is derived from an "Industrial Enterprise" owned by it. An "Industrial Enterprise" is defined as an enterprise whose major activity in a given tax year is industrial production activity.

The following corporate tax benefits, among others, are available to Industrial Companies:

•	Amortization of the cost of purchased know‑how and patents and/or right to use a patent and know-how which are used for the development or advancement of the company, over an eight-year period;

•	Accelerated depreciation rates on equipment and buildings;

•	Under specified conditions, an election to file consolidated tax returns with additional related Israeli Industrial Companies; and

•	Expenses related to a public offering are deductible in equal amounts over three years.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We cannot assure that we qualify or will continue to qualify as an "Industrial Company" or that the benefits described above will be available in the future.

Capital Gains Tax on Sales of Our Ordinary Shares

Capital gains tax is imposed on the disposal of capital assets by an Israeli resident and on the disposal of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Income Tax Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus.” The Real Capital Gain on the disposition of a capital asset is the amount of total capital gain in excess of Inflationary Surplus. Inflationary Surplus is computed, generally, on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposal of the capital asset.

Under income tax regulations shareholders that are not Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our ordinary shares, provided that: (1)  the securities were purchased upon or after the registration of the securities on a stock exchange (this requirement generally does not apply to shares purchased on or after January 1, 2009); (2) the seller of the securities does not have a permanent establishment in Israel to which the generated capital gain is attributed; and (3) such gains did not derive from a permanent establishment or business activity of such shareholders in Israel.  However, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Under the U.S.-Israel Tax Treaty, the sale, exchange or disposition of our ordinary shares by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) holding the ordinary shares as a capital asset is exempt from Israeli capital gains tax unless (i) the shareholder holds, directly or indirectly, shares representing 10% or more of our voting capital during any part of the 12‑month period preceding such sale, exchange or disposition, (ii) or the seller, if an individual, has been present in Israel for more than 183 days (in the aggregate) during the taxable year, or (iii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder located in Israel. However, under the U.S.-Israel Tax Treaty, U.S. Residents would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to limitations in U.S. laws applicable to foreign tax credits. The treaty does not relate to U.S. state or local taxes.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a tax rate of 24% for a corporation in 2011, 25% in 2012 and 2013, 26.5% in 2014 and 2015 and 25% in 2016 and thereafter) and a marginal tax rate of up to 45% for an individual in 2011 and 48% in 2012 and thereafter. In 2014, an additional tax liability of 2% was added to the applicable tax rate on the annual taxable income of individuals (whether any such individual is an Israeli resident or non-Israeli resident) exceeding NIS 810,720 ($207,770).

Taxation of Foreign Resident Holders of Shares

Non-residents of Israel are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder's country of residence.  With respect to a substantial shareholder, the applicable tax rate is at 30%.  Under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by our Approved Enterprise, that are paid to a U.S. corporation holding 10% or more of our outstanding voting capital throughout the tax year in which the dividend is distributed as well as the previous tax year, is 12.5%.

A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income; provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

Foreign Exchange Regulations

Dividends (if any) paid to the holders of our ordinary shares, and any amounts payable with respect to our ordinary shares upon dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of the ordinary shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into freely reparable U.S. dollars at the rate of exchange prevailing at the time of conversion, however, Israeli income tax is required to have been paid or withheld on these amounts.

Controlled Foreign Corporation

In general, and subject to the provisions of all relevant legislation, an Israeli resident who holds, directly or indirectly, 10% or more of the rights in a foreign corporation whose shares are not publicly traded, in which more than 50% of the rights are held directly or indirectly by Israeli residents, and a majority of whose income in a tax year is considered passive income (generally referred to as a Controlled Foreign Corporation, or CFC), is liable for tax on the portion of his income attributed to holdings in such corporation, as if such income was distributed to him as a dividend.

Share Allocations to controlling shareholders

Controlling shareholders will be taxable under section 3(i) to the Tax Ordinance, according to which, the grantee pays income tax rate (according to the marginal tax rate of the grantee- up to 48% in 2012) on the profit upon the sale of the underlying shares. As of January 1, 2013 the marginal tax rate (48%) of an individual will increase in 2% in case his taxable income in a tax year exceed the amount of NIS 810,720 (including capital gains from marketable securities, dividends and interest income).

United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences that apply to U.S. Holders (as defined below) who hold ordinary shares as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof, and the U.S.-Israel Tax Treaty, or the Treaty, all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. This summary does not address all tax considerations that may be relevant with respect to an investment in ordinary shares. This summary does not account for the specific circumstances of any particular investor, such as:

•	broker-dealers,

•	financial institutions,

•	certain insurance companies,

•	investors liable for alternative minimum tax,

•	tax-exempt organizations,

•	non-resident aliens of the United States or taxpayers whose functional currency is not the U.S. dollar,

•	persons who hold the ordinary shares through partnerships or other pass-through entities,

•	persons who acquire their ordinary shares through the exercise or cancellation of employee stock options or otherwise as compensation for services,

•	investors that actually or constructively own 10% or more of our shares by vote or value, and

•	investors holding ordinary shares as part of a straddle, appreciated financial position, a hedging or conversion transaction.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) owns ordinary shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns ordinary shares and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of ordinary shares.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation. In addition, this summary does not include any discussion of state, local or foreign taxation.

You are advised to consult your tax advisors regarding the foreign and U.S. federal, state and local tax consequences of an investment in ordinary shares.

For purposes of this summary, a U.S. Holder is:

•	an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends

Subject to the discussion below, under the heading “Passive Foreign Investment Companies,” the gross amount of any distributions received with respect to ordinary shares, including the amount of any Israeli taxes withheld therefrom, will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. You will be required to include this amount of dividends in gross income as ordinary income. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in the ordinary shares and any amount in excess of your tax basis will be treated as gain from the sale of ordinary shares. See “Disposition of Ordinary Shares” below for a discussion of the taxation of capital gains. Our dividends will not qualify for the dividends-received deduction generally available to corporations under section 243 of the Code.

Dividends that we pay in NIS, including the amount of any Israeli taxes withheld therefrom, will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are received. A U.S. Holder who receives payment in NIS and converts NIS into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss. U.S. Holders should consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of NIS.

Subject to complex limitations, any Israeli withholding tax imposed on such dividends will be a foreign income tax eligible for credit against a U.S. Holder's U.S. federal income tax liability (or, alternatively, for deduction against income in determining such tax liability). The limitations set forth in the Code include computational rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each such class of income. Dividends generally will be treated as foreign-source passive category income for U.S. foreign tax credit purposes. Further, there are special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to a reduced tax rate, see discussion below. A U.S. Holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares to the extent such U.S. Holder has not held the ordinary shares for at least 16 days of the 31-day period beginning on the date which is 15 days before the ex-dividend date or to the extent such U.S. Holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the Code. The rules relating to the determination of the foreign tax credit are complex. You should consult with your tax advisors to determine whether and to what extent you would be entitled to this credit.

Subject to certain limitations, including the 3.8% net investment tax discussed below, “qualified dividend income” received by a non-corporate U.S. Holder will be subject to tax at a reduced maximum tax rate of 20%. Distributions taxable as dividends paid on the ordinary shares should qualify for the 20% rate, provided that either: (i) we are entitled to benefits under the Treaty or (ii) the ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met. We believe that we are entitled to benefits under the Treaty and that the ordinary shares currently are readily tradable on an established securities market in the United States. However, no assurance can be given that the ordinary shares will remain readily tradable. The rate reduction does not apply unless certain holding period requirements are satisfied. With respect to the ordinary shares, the U.S. Holder must have held such shares for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date. The rate reduction also does not apply to dividends received from a PFIC, see discussion below, or in respect of certain hedged positions or in certain other situations. The legislation enacting the reduced tax rate on qualified dividends contains special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to the reduced tax rate. U.S. Holders of ordinary shares should consult their own tax advisors regarding the effect of these rules in their particular circumstances.

Additional Tax on Investment Income

In addition to the income taxes described above, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which includes dividends and capital gains.

Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in our ordinary shares. The gain or loss recognized on the disposition of the ordinary shares will be long-term capital gain or loss if the U.S. holder held the ordinary shares  for more than one year at the time of the disposition and would be eligible for a reduced rate of taxation for certain non-corporate U.S. Holders. The effective maximum long-term capital gains rate is 20% for individuals with annual taxable income over $400,000. Capital gain from the sale, exchange or other disposition of ordinary shares held for one year or less is short-term capital gain and taxed as ordinary income. Gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of our ordinary shares generally will be treated as U.S. source income or loss.  The deductibility of capital losses is subject to certain limitations.

In the case of a cash basis U.S. Holder who receives NIS in connection with the sale or disposition of ordinary shares, the amount realized will be based on the U.S. dollar value of the NIS received with respect to the ordinary shares as determined on the settlement date of such exchange. A U.S. Holder who receives payment in NIS and converts NIS into United States dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss.

An accrual basis U.S. Holder may elect the same treatment required of cash basis taxpayers with respect to a sale or disposition of ordinary shares, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service, or the IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss, if any, recognized by such U.S. Holder on the sale or disposition of such ordinary shares.

Passive Foreign Investment Companies

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could otherwise derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis. We will be considered a PFIC, for any taxable year in which either (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets that produce passive income. Included in the calculation of our income and assets is our proportionate share of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest, by value. If we were determined to be a PFIC for U.S. federal income tax purposes, unfavorable and highly complex rules would apply to U.S. Holders owning ordinary shares directly or indirectly. Accordingly, you are urged to consult your tax advisors regarding the application of such rules.

Based on our current and projected income, assets and activities, we believe that we are not currently a PFIC, nor do we expect to become a PFIC in the foreseeable future. However, because the determination of whether we are a PFIC is based upon the composition of our income and assets, and our market capitalization, from time to time, there can be no assurance that we will not become a PFIC for any future taxable year.

If we are treated as a PFIC for any taxable year, dividends would not qualify for the reduced tax rate on qualified dividend income, discussed above, and, unless you elect either to treat your investment in ordinary shares as an investment in a "qualified electing fund," by making a “QEF election” or to "mark-to-market" your ordinary shares, as described below,

•	you would be required to allocate income recognized upon receiving certain dividends or gain recognized upon the disposition of ordinary shares ratably over your holding period for such ordinary shares,

•	the amount allocated to the current taxable year, and to any taxable years in your holding period prior to the first day in which we were treated as a PFIC will be treated as ordinary income, and

•	the amount allocated to each prior taxable year during which we are considered a PFIC would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year.

If we were a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, such U.S. Holder would generally be treated as owning a proportionate amount (by value) of the underlying shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.  U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, then instead of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such ordinary shares are “regularly traded” on a “qualified exchange.”  In general, our ordinary shares will be treated such as “regularly traded” for a given calendar year if more than a de minimis quantity of our ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year.  Our ordinary shares are listed on the Tel Aviv Stock Exchange and the NASDAQ Global Select Market.  However, no assurance can be given that our ordinary shares will be regularly traded on a qualified exchange for purposes of the mark-to-market election.  In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

If you elect to “mark to market” your ordinary shares, you will generally include in income, in each year in which we are considered a PFIC, any excess of the fair market value of the ordinary shares at the close of each tax year over your adjusted basis in the ordinary shares. If the fair market value of the ordinary shares had depreciated below your adjusted basis at the close of the tax year, you may generally deduct the excess of the adjusted basis of the ordinary shares over its fair market value at that time. However, such deductions would generally be limited to the net mark-to-market gains, if any, that you included in income with respect to such ordinary shares in prior years. A U.S. Holder’s adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules.  Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ordinary shares with respect to which the mark-to-market election is made in a year in which we are classified as a PFIC, is treated as ordinary income or loss (except that loss on a disposition of ordinary shares is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that you included in income with respect to such ordinary shares in prior years). Gain or loss from the disposition of ordinary shares (as to which a mark-to-market election was made) in a year in which we are no longer classified as a PFIC, will be capital gain or loss.

If a U.S. Holder owns our ordinary shares during any year in which we are a PFIC, the U.S. Holder generally must file an IRS Form 8621 with respect to the company, generally with the U.S. Holder’s federal income tax return for that year.  U.S. Holders should consult their tax advisers regarding whether we are a PFIC and the potential application of the PFIC rules.

Backup Withholding and Information Reporting

Payments in respect of ordinary shares may be subject to information reporting to the IRS and to U.S. backup withholding tax at the rate (currently) of 28%. Backup withholding will not apply, however, if you (i) are a corporation or fall within certain exempt categories and demonstrate the fact when so required, or (ii) furnish a correct taxpayer identification number and make any other required certification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Information Reporting by Certain U.S. Holders

U.S. citizens and individuals taxable as resident aliens of the United States that own “specified foreign financial assets” with an aggregate value in a taxable year in excess of certain thresholds (as determined under rules in Treasury regulations) and that are required to file a U.S. federal income tax return generally will be required to file an information report with respect to those assets with their tax returns. IRS Form 8938 has been issued for that purpose. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, foreign stocks held directly, and interests in foreign estates, foreign pension plans or foreign deferred compensation plans. Under those rules, our ordinary shares, whether owned directly or through a financial institution, estate or pension or deferred compensation plan, would be “specified foreign financial assets”. Under Treasury regulations, the reporting obligation applies to certain U.S. entities that hold, directly or indirectly, specified foreign financial assets. Penalties can apply if there is a failure to satisfy this reporting obligation. A U.S. Holder is urged to consult his tax adviser regarding its reporting obligation.

Any U.S. Holder who holds 10% or more in vote or value of our ordinary shares will be subject to certain additional U.S. information reporting requirements.

OFFERING EXPENSES

We estimate the following expenses in connection with this prospectus:

SEC Registration Fee	$320
Legal fees and expenses	25,000
Accountants’ fees and expenses	12,000
Miscellaneous	7,500
Total	$44,820

Pursuant to an outstanding registration rights agreement, we have agreed to bear all expenses relating to the registration of the resale of the securities registered pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares being reoffered by this Registration Statement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by S. Friedman & Co., Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Rada Electronic Industries Ltd. appearing in Rada Electronic Industries Ltd.  Report on Form 20-F as filed with the SEC on May 16, 2016, have been audited by Kost Forer Gabbay & Kasierer (a Member of Ernst & Young Global), independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost Forer Gabbay & Kasierer is 3 Aminadav St., Tel-Aviv, Israel 6706703.

ENFORCEABILITY OF CIVIL LIABILITIES AND
 AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor that begins with “Service and enforcement of legal process” under the heading “Risk Factors.”

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION
 OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

●	Our 2015 Form 20-F, filed with the SEC on May 16, 2016;

●
Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on: May 17, 2016 (first report furnished that day), May 17, 2016 (second report furnished that day, but excluding the first three paragraphs of page 2 of Exhibit 99.1), May 18, 2016 (excluding the second paragraph of Exhibit 99.1 thereto), May 23, 2016; May 25, 2016 (excluding the third paragraph of Exhibit 99.1 thereto); and June 15, 2016 (excluding the sixth and seventh paragraphs of Exhibit 99.1 thereto).

●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

●
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 4, 1987 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement as relevant.  You should read this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”   The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Rada Electronics Ltd.
7 Giborei Israel Street
Netanya 4250407, Israel
Tel:  972-9-892-1111
Attn: Chief Financial Officer

You may also obtain information about us by visiting our website at www.Rada.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

•	a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

•	reasonable litigation expenses, including attorney's fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys' fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company's behalf or by another person, against the office holder, or in a criminal charge from which he was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

In accordance with the Israeli Companies Law, a company's articles of association may permit the company to:

•	prospectively undertake to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company's board of directors deems foreseeable considering the company's actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances.

•	retroactively indemnify an office holder of the company.

Insurance of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract to insure office holders in respect of liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of:

•	a breach of the office holder's duty of care to the company or to another person;

•	a breach of the office holder's duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company's interests; or

•	a financial liability imposed upon the office holder in favor of another person.

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty.  If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following:

•	a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently.

•	any act or omission done with the intent to unlawfully yield a personal benefit; or

•	any fine or forfeiture imposed on the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law.  We currently maintain a directors and officers liability insurance policy with per claim and aggregate coverage limit of $7.5 million. Furthermore, pursuant to the resolutions adopted by our shareholders on May 15, 2016, we intend to enter into agreements with our directors and officeholders providing for the indemnification and exemption of such directors and officeholders.

ITEM 9. EXHIBITS

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form F-3, which Exhibit Index is incorporated herein by reference.

ITEM 10. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Netanya, Israel, on June 15, 2016.

RADA ELECTRONIC INDUSTRIES LTD.

By:	/s/ Zvi Alon
Name: Zvi Alon
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Zvi Alon and Shiri Lazarovich as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on June 15, 2016 by or on behalf of the following persons in the capacities and on the dates indicated.

Title
/s/ Zvi Alon Zvi Alon	Chief Executive Officer (Principal Executive Officer)

/s/ Shiri Lazarovich Shiri Lazarovich	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Yosi Ben Shalom Yosi Ben Shalom	Chairman of the Board

/s/ Herzle Bodinger Herzle Bodinger	Director

/s/ Kineret Ya'ari Kineret Ya'ari	Director

/s/ Nir Cohen Nir Cohen	Director

Israel Livnat	Director

/s/ Nurit Mor Nurit Mor	External Director

Elan Sigal	External Director
Alon Dumanis	Independent Director

Benzion Gruber	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Rada Electronic Industries Ltd., in the City of Newark, Delaware on the 14th day of June, 2016.

Puglisi & Associates

By: /s/ Donald J. Puglisi
Title: Managing Director

850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel. (302) 738-6680

EXHIBITS

Exhibit Number	Description
1.1	Memorandum of Association of the Registrant (1)
1.2	Articles of Association of the Registrant (2)
2.1 4.1 4.2 4.3 4.4 4.5
Specimen of Share Certificate (1)

Purchase Agreement between the Registrant and DBSI Investments Ltd., dated April 14, 2016 (3)

Registration Rights Agreement between the Registrant and DBSI, dated  April 14, 2016 (3)

Convertible Loan Agreement between the Registrant and DBSI, dated April 14, 2016 (3)

Amendment to Convertible Loan Agreement between Registrant and DBSI, dated May 15, 2016 (3)

Warrant to Purchase Ordinary Shares of the Registrant granted to DBSI, dated April 14, 2016  (4)

5.1	Opinion of S. Friedman & Co.
23.1	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global
23.2	Consent of S. Friedman & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
_______________________

(1)	Filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2000 and incorporated herein by reference.
(2)	Filed as Annex A to our Proxy Statement on Form 6-K furnished on April 4, 2016 and incorporated herein by reference.
(3)	Filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2015 and incorporated herein by reference.
(4)	Filed as Exhibit 99.1 to our report on Form 6-K furnished on June XX, 2016 and incorporated herein by reference.